Exhibit 99.1

Press Release

Release Date: July 31, 2012 at 4:30 p.m. EST	Contact: Thomas A. Vento – President Joseph R. Corrato - Executive Vice President (215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES THIRD QUARTER RESULTS

Philadelphia, Pennsylvania (July 31, 2012) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $460,000, or $.05 per diluted share for the quarter ended June 30, 2012, as compared to net income of $1.2 million, or $0.12 per diluted share, for the quarter ended June 30, 2011.  For the nine months ended June 30, 2012, the Company recognized net income of $948,000, or $0.10 per diluted share, as compared to a net loss of $784,000 or $(0.08) per diluted share for the comparable period in 2011.  The loss incurred for the nine month period in 2011 was due primarily to the establishment of substantial loan loss provisions in the second quarter of fiscal 2011 as a result of the substantial decline in the value of collateral securing two significant construction loans.

Tom Vento, President and Chief Executive Officer, stated “Although we are pleased that we have posted net income for five consecutive quarters, we continue to battle both a challenging real estate market and problem loans as well as a challenging interest rate environment in which our net interest margin remains compressed, all of which continue to adversely impact earnings.”

At June 30, 2012, the Company had total assets of $503.9 million, an increase of $4.4 million from $499.5 million at September 30, 2011.  The increase was primarily attributable to  increases of $38.9 million in cash and cash equivalents and $8.1 million in net loans.  These increases were substantially offset by a $42.4 million decrease in the investment and mortgage-backed securities portfolio.  During fiscal 2012, in particular the third quarter, the Company received the proceeds from securities called which we are in the process of deploying primarily into U.S. government agency securities and residential mortgage loans.

Total liabilities increased $2.7 million to $444.7 million at June 30, 2012 from $442.1 million at September 30, 2011.  The increase was primarily the result of a $3.1 million increase in deposits.

Stockholders’ equity increased by $1.7 million to $59.2 million at June 30, 2012 from $57.5 million at September 30, 2011.  The increase primarily reflected net income of $948,000 for the nine months ended June 30, 2012.  Also contributing to the increase was the amortization of expenses associated with employee stock benefit plans of $564,000.

Net interest income decreased $375,000 or 9.9% to $3.4 million for the three months ended June 30, 2012 as compared to $3.8 million for the same period in 2011.  The decrease reflected the effects of a $626,000 or 11.5% decrease in interest income partially offset by a $251,000 or 14.9% decrease in interest expense.  The decrease in interest income resulted primarily from a 50 basis point decrease to 4.03% in the weighted average yield earned on interest-earning assets.  The weighted average yield primarily declined as a result of the calls for redemption of investment securities, the proceeds from which were re-invested in securities bearing lower interest rates consistent with the current market.  Also contributing to the decrease was a $2.1 million or 0.4% decrease in the average balance of interest-earning assets for the three months ended June 30, 2012, as compared to the same period in 2011.  The decrease in interest expense resulted primarily from a 20 basis point decrease to 1.32% in the weighted average rate paid on interest-bearing liabilities.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits, in particular, certificates of deposit, repriced downward.  Also contributing to the decrease was a $7.3 million or 1.7% decrease in the average balance of interest-bearing liabilities for the three months ended June 30, 2012, as compared to the same period in 2011.

For the nine months ended June 30, 2012, net interest income decreased $847,000 or 7.7% to $10.2 million as compared to $11.0 million for the same period in 2011. The decrease was due to a $1.9 million or 11.7% decrease in interest income partially offset by a $1.1 million or 19.6% decrease in interest expense.  The decrease in interest income resulted primarily from a 39 basis point decrease to 4.07% in the weighted average yield earned on interest-earning assets.  Also contributing to the decrease was a $15.4 million or 3.1% decrease in the average balance of interest-earning assets.  The majority of the decline in the average yield reflected the 81 basis point decline in the yield earned on the investment portfolio as called investments were re-invested at lower current market interest rates.  The decrease in interest expense resulted from a 26 basis point decrease to 1.36% in the weighted average rate paid on interest-bearing liabilities.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits, in particular, certificates of deposit, repriced downward.   Also contributing to the decrease was a $18.0 million or 4.0% decrease in the average balance of interest-bearing liabilities for the nine months ended June 30, 2012, as compared to the same period in 2011.

For the quarter ended June 30, 2012, the net interest margin was 2.83%, as compared to 3.13% for the same period in 2011.  For the nine months ended June 30, 2012, the net interest margin was 2.83%, as compared to 2.97% for the same period in 2011.  The decrease in the net interest margin in the 2012 periods was primarily due to the shift in the composition of interest-earning assets to increased amounts of cash and cash equivalents as higher yielding investment securities were called and repaid during the current periods with the Company not completing the re-investment of the proceeds during the 2012 periods.

The Company established a provision for loan losses of $100,000 for the quarter ended June 31, 2012 and $350,000 for the nine month period ended June 30, 2012 as compared to $-0- and $4.2 million, respectively, for the comparable periods in 2011.  The higher level of provisions in the nine months ended September 30, 2011 reflected primarily the decrease in the value of the collateral securing two construction development projects.  At June 30, 2012, the Company’s non-performing assets totaled $14.5 million or 2.9% of total assets as compared to $14.9 million or 3.0% at September 30, 2011.  Non-performing assets at June 30, 2012 included $12.3 million in non-performing loans of which $11.0 million were one-to-four family residential loans, $665,000 were construction and land development loans and $600,000 were commercial real estate loans.  Included in the $11.0 million of non-performing one-to-four family residential loans were $8.4 million in troubled debt restructurings which are performing in accordance with the revised contractual terms of the loans but were placed on non-accrual at the time the restructuring was completed during the first quarter of fiscal 2011.  These troubled debt restructurings relate to a 133-unit completed condominium project in Philadelphia and consist of five loans extended to the same borrower.  Non-performing assets also included six one-to-four family residential real estate owned properties totaling $2.2 million.  The allowance for loan losses totaled $3.1 million, or 1.2% of total loans and 25.3% of non-performing loans at June 30, 2012 as compared to $3.4 million, or 1.4% of total loans and 26.6% of non-performing loans at September 30, 2011.  The decline in the allowance resulted from charge-offs.

Non-interest income amounted to $188,000 and $495,000 for the three and nine month periods ended June 30, 2012, compared with $186,000 and $495,000 for the same periods in 2011.

For the quarter ended June 30, 2012, non-interest expense increased $377,000 compared to the same period in the prior year, while non-interest expense increased $571,000 for the nine month period ended June 30, 2012 compared to the same period in the prior year.  The increases in each of the 2012 periods primarily related to increases in salaries and employee benefits, most notably increases in the funding required for maintenance of the employee defined benefit pension plan.

The Company recorded an income tax expense for the quarter and nine months ended June 30, 2012 of $88,000 and $582,000, respectively, compared to income tax expense of $227,000 for the quarter ended June 30, 2011 and an income tax benefit of $98,000 for the nine months ended June 30, 2011.  The tax expense during the quarter ended June 2012 was positively impacted by the decrease in the valuation allowance related to the deferred tax asset for the capital loss carryforward created in connection with the previously disclosed redemption in kind of a mutual fund.  The income tax benefit in the nine month period ended June 30, 2011 was recognized as a result of the operating loss for the period.  In order to preserve a portion of the deferred tax asset related to the capital loss carryforward resulting from the redemption, during July 2012, the Company sold $21.6 million of mortgage-backed securities at a pre-tax gain of $2.1 million, which will be recognized in the fourth quarter of fiscal 2012.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and the interest rate risk associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission at www.prudentialsavingsbank.com under the Investor Relations menu for financial and business information regarding the Company. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2012	2011
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$503,907	$499,537
Cash and cash equivalents	92,737	53,829
Investment and mortgage-backed securities:
Held-to-maturity	63,734	108,956
Available-for-sale	78,227	75,370
Loans receivable, net	248,557	240,511
Deposits	439,078	436,014
FHLB advances	514	570
Stockholders’ equity	59,171	57,452
Full service offices	7	7

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,828	$5,454	$14,624	$16,553
Total interest expense	1,432	1,683	4,439	5,521
Net interest income	3,396	3,771	10,185	11,032
Provision for loan losses	100	0	350	4,180
Net interest income after provision for loan losses	3,296	3,771	9,835	6,852
Total non-interest income	188	186	495	495
Total non-interest expense	2,936	2,559	8,800	8,229
Income (loss) before income taxes	548	1,398	1,530	(882)
Income tax expense (benefit)	88	227	582	(98)
Net income (loss)	$460	$1,171	$948	$(784)
Basic earnings (loss) per share	$0.05	$0.12	$0.10	$(0.08)
Diluted earnings (loss) per share	$0.05	$0.12	$0.10	$(0.08)

Selected Operating Ratios(1):
Average yield on interest- earning assets	4.03%	4.53%	4.07%	4.46%
Average rate on interest-bearing liabilities	1.32%	1.52%	1.36%	1.62%
Average interest rate spread(2)	2.71%	3.01%	2.71%	2.84%
Net interest margin(2)	2.83%	3.13%	2.83%	2.97%
Average interest-earning assets to average interest-bearing liabilities	110.34%	108.98%	110.14%	109.17%
Net interest income after provision for loan losses to non-interest expense	112.26%	144.29%	111.76%	82.12%
Total non-interest expense to average assets	2.35%	2.08%	3.52%	2.15%
Efficiency ratio(3)	81.92%	65.15%	82.40%	71.67%
Return on average assets	0.37%	0.93%	0.38%	(0.20)%
Return on average equity	3.13%	8.50%	3.26%	(1.88)%
Average equity to average assets	11.75%	10.94%	11.64%	10.76%

	At or for the Three Months Ended June 30,		At or for the Nine Months Ended June 30,
	2012	2011	2012	2011
Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	4.95%	5.75%	4.95%	5.75%
Non-performing assets as a percentage of total assets(5)	2.87%	3.24%	2.87%	3.24%
Allowance for loan losses as a percentage of total loans	1.23%	1.28%	1.23%	1.28%
Allowance for loan losses as a percentage of non-performing loans	25.33%	22.88%	25.33%	22.88%
Net charge-offs to average loans receivable	0.06%	0.00%	0.33%	2.30%

Capital Ratio(4)
Tier 1 leverage ratio
Company	11.35%	10.74%	11.35%	10.74%
Bank	10.56%	9.91%	10.56%	9.91%
Tier 1 risk-based capital ratio
Company	26.89%	23.86%	26.89%	23.86%
Bank	25.04%	22.01%	25.04%	22.01%
Total risk-based capital ratio
Company	28.15%	25.11%	28.15%	25.11%
Bank	26.29%	23.26%	26.29%	23.26%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans 90 days or more past due as to interest or principal, loans on non-accrual (including performing troubled debt restructurings) and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

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